PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
February 20, 2013		(804) 217-5897
DYNEX CAPITAL, INC. REPORTS FOURTH QUARTER 2012
DILUTED EPS OF $0.34 AND BOOK VALUE PER COMMON SHARE OF $10.30
GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income available to common shareholders of $18.3 million, or $0.34 per diluted common share for the fourth quarter of 2012 versus $18.4 million, or $0.34 per diluted common share, for the third quarter of 2012 and $14.4 million, or $0.36 per diluted common share, for the fourth quarter of 2011. The Company reported net income available to common shareholders of $72.0 million, or $1.35 per common share for the year ended December 31, 2012 compared to $39.8 million, or $1.03 per common share for the same period in 2011.
Management Remarks
Mr. Thomas Akin, Chairman and Chief Executive Officer, commented, "We are very pleased with the consistency of our results.  We posted a return on average common equity of 13.0% for the fourth quarter and 13.8% for the full year 2012. We increased equity by $245.4 million during the year to $616.7 million at December 31, 2012 and executed our strategy of allocating more capital to CMBS. We grew book value per common share during the year by $1.10 to $10.30 at December 31, 2012. For the fourth quarter, our net interest spread was a solid 1.93%, a modest decline of 0.07% from the third quarter's 2.00% . Our total portfolio repayments for the quarter were $233.6 million, or less than 6% of our average assets. Our strategy of investing in short duration high quality assets has consistently performed and we remain well positioned for the uncertain investment environment that lies ahead."
Quarterly Highlights

($ in thousands, except per share amounts)	4Q2012		3Q2012		4Q2011
Net interest income		$21,145		$19,100		$16,972
Gain on sale of investments, net		$2,044		$3,480		$773
General and administrative expenses		$(3,501)		$(3,090)		$(3,249)
Net income to common shareholders		$18,330		$18,353		$14,406
Earnings per common share		$0.34		$0.34		$0.36
Dividend per common share		$0.29		$0.29		$0.28
Return on average common equity	13.0%		13.5%		15.6%
Average interest earning assets		$4,117,527		$3,729,124		$2,487,167
Average interest bearing liabilities		$(3,655,229)		$(3,296,830)		$(2,182,788)
RMBS and single-family capital allocation		$219,766		$255,126		$146,437
CMBS and commercial capital allocation		$361,264		$346,287		$189,851
Book value per common share		$10.30		$10.31		$9.20
Net interest spread	1.93%		2.00%		2.56%
Portfolio CPR (excluding CMBS IOs)	19.0%		18.7%		17.8%
Debt to equity ratio	5.9	x	6.1	x	6.0	x

Conference Call
As previously announced, the Company's quarterly conference call to discuss the fourth quarter results is today, February 20, 2013 at 11:00 a.m. ET. Interested investors may access the call and the related slides by dialing 1-888-317-6016 or by webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”
Earnings Summary
Net interest income was $21.1 million for the fourth quarter of 2012 versus $19.0 million for the third quarter of 2012. Average interest earning investments increased to $4,117.5 million for the fourth quarter of 2012 versus $3,729.1 million for the third quarter of 2012. Our net interest spread for the fourth quarter of 2012 of 1.93% is the difference between the yield on the Company's interest-earning investment portfolio of 3.04% and the cost of funds of 1.11%. For the third quarter of 2012, net interest spread of 2.00% consisted of the yield on the Company's interest-earning investments of 3.12% less the cost of funds of 1.12%. For the fourth quarter of 2011, the net interest spread of 2.56% consisted of the yield on the Company's interest-earning investments of 3.76% less the cost of funds of 1.20%. The net interest spread declined in the fourth quarter due primarily to declining yields on the Company's Agency MBS portfolio from recent purchases of Hybrid ARMs and CMBS IOs and from interest rate resets on ARMs.
During the fourth quarter of 2012, the Company sold $20.4 million in principal amount of non-Agency CMBS for a gain of $1.8 million and Agency CMBS IO with an amortized cost basis of $23.9 million (and a notional balance of $333.0 million) for a gain of $0.2 million, resulting in a total gain on sale of investments of $2.0 million. General and administrative expenses were $3.5 million in the fourth quarter of 2012, or 0.56% of average shareholders' equity, versus $3.1 million, or 0.54% of average shareholders' equity, in the third quarter of 2012. General and administrative expenses increased as a percentage of average shareholders' equity as a result of the accrual of an additional $0.5 million in incentive compensation expense during the fourth quarter of 2012.
Portfolio Summary
The Company's investment portfolio was $4,175.7 million at December 31, 2012 versus $4,316.2 million at September 30, 2012. The Company's Agency MBS investments were $3,492.7 million at December 31, 2012 versus $3,650.7 million at September 30, 2012. The Company's non-Agency MBS investments were $611.3 million at December 31, 2012 versus $586.9 million at September 30, 2012. Agency MBS as a percentage of the Company's investment portfolio was 84% at December 31, 2012 compared to 85% at September 30, 2012. During the fourth quarter of 2012 the Company purchased $168.8 million in CMBS and CMBS IO, while the Agency RMBS portfolio declined by a net $228.8 million, principally from prepayments and amortization of investment premium. Overall, RMBS and related investments totaled $2.6 billion and CMBS and related investments totaled $1.6 billion at December 31, 2012. At December 31, 2012, the Company had $137.2 million in investment premium on Agency RMBS versus $145.9 million at September 30, 2012, and $665.3 million in investment premium on CMBS and CMBS IO versus $605.3 million at September 30, 2012.

Agency MBS Investments
The Company's Agency RMBS investments consist of ARMs and Hybrid ARMs and have a weighted average months to coupon reset of 53 months. The Company's Agency CMBS and CMBS IO investments consist of fixed rate securities collateralized by multifamily loans and have a weighted average maturity of 125 months. Premium amortization on Agency RMBS during the fourth quarter of 2012 was $9.5 million, or 0.36% of the average amortized cost of Agency RMBS for the fourth quarter versus $9.5 million, or 0.39% of the average amortized cost for Agency RMBS for the third quarter of 2012. The following table presents the Company's Agency MBS portfolio by category and certain other information as of and for the three months ended December 31, 2012:

	As of December 31, 2012					Quarter ended December 31, 2012
($ in thousands)	Principal Balance (notional for IOs)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	WAVG Yield (2)
RMBS	$2,425,826	$137,168	$2,562,994	$2,571,337	3.67%	2.08%
CMBS	306,527	23,517	330,044	354,142	5.19%	3.67%
CMBS IO	10,059,495	550,171	550,171	567,180	0.95%	4.66%
Total (1)	$2,732,353	$710,856	$3,443,209	$3,492,659		2.62%
(1) Total principal balance excludes notional amount of IO securities.
(2) Weighted average yield is based on weighted average amortized cost for the quarter.
The following table summarizes average yield and financing costs for the Company's Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended December 31, 2012	Quarter ended September 30, 2012	Quarter ended December 31, 2011
Weighted average annualized yield for the period	2.62%	2.63%	3.11%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.92)%	(0.90)%	(0.91)%
Net interest spread for the period	1.70%	1.73%	2.20%
Average balance of investments for the period	$3,492,814	$3,109,770	$1,963,313
Average balance of financing for the period	$(3,167,800)	$(2,815,949)	$(1,769,923)
The following table presents the average constant prepayment rates ("CPRs") for the Company's Agency RMBS and CMBS for the periods presented (CMBS IOs are not presented as CPRs are not available for IOs):

	Quarter ended December 31, 2012	Quarter ended September 30, 2012	Quarter ended June 30, 2012	Quarter ended March 31, 2012
RMBS	24.3%	23.4%	20.8%	21.4%
CMBS	—%	—%	—%	—%
Total	21.5%	20.9%	18.3%	18.4%

Non-Agency MBS Investments
The following table presents the Company's non-Agency MBS portfolio by category and certain other information as of and for the three months ended December 31, 2012:

	As of December 31, 2012					Quarter ended December 31, 2012
($ in thousands)	Principal Balance (notional for IOs)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	WAVG Yield (2)
RMBS	$11,411	$(781)	$10,630	$11,038	4.28%	5.55%
CMBS	463,747	(17,313)	446,434	486,342	5.31%	5.64%
CMBS IO	2,393,614	108,928	108,928	113,942	0.86%	4.75%
Total (1)	$475,158	$90,834	$565,992	$611,322		5.47%
(1) Total principal balance excludes notional amount of IO securities.
(2) Weighted average yield is based on weighted average amortized cost for the quarter.

The following table summarizes average yield and financing costs for the Company's non-Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended December 31, 2012	Quarter ended September 30, 2012	Quarter ended December 31, 2011
Weighted average annualized yield for the period	5.47%	5.67%	6.36%
Weighted average annualized cost of funds including interest rate swaps for the period	(2.52)%	(2.58)%	(2.73)%
Net interest spread for the period	2.95%	3.09%	3.63%
Average balance of investments for the period	$548,153	$533,536	$404,574
Average balance of financing for the period	$(443,288)	$(427,487)	$(336,955)
The decline in net interest spread for non-Agency MBS for the fourth quarter of 2012 compared to the third quarter of 2012 was primarily due to purchases during the fourth quarter. Approximately $44.8 million and $19.5 million of CMBS and CMBS IO were purchased during the fourth quarter of 2012 at an approximate weighted average yield of 3.19% and 3.33%, respectively, which are lower than the weighted average yields of 5.72% and 5.39%, respectively, earned on these portfolios during the third quarter of 2012.
Information related to the credit ratings for the Company's non-Agency MBS as of December 31, 2012 is as follows:

	RMBS	CMBS	IOs	Weighted average
AAA	$975	$156,180	$112,107	44.0%
AA	—	46,967	1,836	8.0%
A	3,528	275,310	—	45.6%
Below A or not rated	6,535	7,885	—	2.4%
Securitized Mortgage Loans
Securitized mortgage loans had an amortized cost basis, net of reserves, of $70.8 million and a principal balance of $71.8 million with $30.4 million principal in commercial mortgage loans and $41.3 million principal in single-family mortgage loans at December 31, 2012. Seriously delinquent loans (loans 60+ days past due) totaled $3.4 million as of December 31, 2012 versus $3.4 million at September 30, 2012 and $18.4 million as of December 31, 2011. As of December 31, 2012, the allowance for loan losses for the Company's securitized mortgage loan portfolio remained unchanged from September 30, 2012 at $0.4 million compared to $2.5 million at December 31, 2011.

Hedging Activities
As of December 31, 2012, the Company had a notional total of $1.5 billion in pay-fixed interest rate swaps with a weighted average rate of 1.53% and a weighted average remaining maturity of 41 months. Of this amount, $275.0 million with a weighted average pay-fixed rate of 1.62% are forward-starting swaps, $150.0 million of which became effective in January 2013 with the remaining $125 million to become effective in March and April 2013. Additionally, $27.0 million of the Company's $1.5 billion of interest rate swaps are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 50 months and are intended to offset market value changes of Agency CMBS with a par value at December 31, 2012 of $25.9 million which are also designated as trading instruments.
Equity Summary
Shareholders' equity was $616.7 million at December 31, 2012, a decrease from $617.9 million at September 30, 2012 and an increase from $371.3 million at December 31, 2011. Book value per common share of $10.30 at December 31, 2012 was essentially unchanged from September 30, 2012. Book value per common share was $9.20 at December 31, 2011. Net income of $19.6 million for the quarter ended December 31, 2012 exceeded the $17.0 million in preferred and common stock dividends declared as the Company utilized a portion of its tax net operating loss carryforwards to offset its distribution requirement. Accumulated other comprehensive income declined during the fourth quarter of 2012 by $3.4 million due to the decreasing market value of our Agency RMBS. Also during the quarter the Company purchased 104,000 shares of common stock under its share repurchase program at a net cost of $0.9 million.
The following table summarizes the allocation of the Company's shareholders' equity as of December 31, 2012 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	4Q12 Net Interest Income Contribution	3Q12 Net Interest Income Contribution
Agency RMBS	$2,571,337	$2,365,982	$205,355	33.3%	$8,928	$8,125
Agency CMBS	354,142	248,771	105,371	17.1%	1,565	1,501
Agency CMBS IO	567,180	442,881	124,299	20.2%	5,077	3,584
Non-Agency RMBS	11,038	7,808	3,230	0.5%	130	176
Non-Agency CMBS	486,342	397,159	89,183	14.5%	3,623	3,903
Non-Agency CMBS IO	113,942	88,221	25,721	4.2%	903	681
Securitized mortgage loans (2)	70,823	43,810	27,013	4.4%	877	999
Other investments (2)	858	—	858	0.1%	20	21
Derivative instruments(3)	—	42,537	(42,537)	(6.9)%	—	—
Cash and cash equivalents	55,809	—	55,809	9.0%	—	—
Other assets/other liabilities	48,758	26,350	22,408	3.6%	—	—
	$4,280,229	$3,663,519	$616,710	100.0%	$21,123	$18,990

(1)
Associated financing for investments includes repurchase agreements and securitization financing issued to third parties (which is presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest expense from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for each respective investment category.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company is actively investing in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies, and the expected performance of our investment portfolio and certain of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and for the quarter ended June 30, 2012, the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	December 31, 2012	December 31, 2011
ASSETS	(unaudited)
Agency MBS	$3,492,659	$1,965,159
Non-Agency MBS	611,322	421,096
Securitized mortgage loans, net	70,823	113,703
Other investments, net	858	1,018
	4,175,662	2,500,976
Cash and cash equivalents	55,809	48,776
Principal receivable on investments	17,008	13,826
Accrued interest receivable	23,073	12,609
Other assets, net	8,677	6,006
Total assets	$4,280,229	$2,582,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,564,128	$2,093,793
Non-recourse collateralized financing	30,504	70,895
Derivative liabilities	42,537	27,997
Accrued interest payable	2,895	2,165
Accrued dividends payable	16,770	11,307
Other liabilities	6,685	4,687
Total liabilities	3,663,519	2,210,844

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 and no shares issued and outstanding, respectively	55,407	—
Common stock, par value $.01 per share, 100,000,000 shares authorized; 54,268,915 and 40,382,530 shares issued and outstanding, respectively	543	404
Additional paid-in capital	759,214	634,683
Accumulated other comprehensive income (loss)	52,511	(3,255)
Accumulated deficit	(250,965)	(260,483)
Total shareholders' equity	616,710	371,349
Total liabilities and shareholders’ equity	$4,280,229	$2,582,193

Book value per common share	$10.30	$9.20

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
 (amounts in thousands except per share data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest income:	(unaudited)	(unaudited)	(unaudited)
Agency MBS	$22,976	$15,154	$77,761	$56,814
Non-Agency MBS	7,515	6,862	29,967	18,825
Securitized mortgage loans	1,065	1,662	5,395	7,615
Other investments	20	26	425	123
	31,576	23,704	113,548	83,377
Interest expense:
Repurchase agreements	10,116	6,075	33,789	19,569
Non-recourse collateralized financing	315	657	1,358	4,513
	10,431	6,732	35,147	24,082

Net interest income	21,145	16,972	78,401	59,295
Provision for loan losses	(22)	(121)	(192)	(871)
Net interest income after provision for loan losses	21,123	16,851	78,209	58,424

Litigation settlement and related costs	—	—	—	(8,240)
Loss on non-recourse collateralized financing	—	—	—	(1,970)
Gain on sale of investments, net	2,044	773	8,461	2,096
Fair value adjustments, net	(44)	(19)	(173)	(676)
Other income, net	(70)	50	281	134
General and administrative expenses:
Compensation and benefits	(2,359)	(1,874)	(7,635)	(5,321)
Other general and administrative	(1,142)	(1,375)	(5,101)	(4,635)
Net income	19,552	14,406	74,042	39,812
Preferred stock dividends	(1,222)	—	(2,036)	—
Net income to common shareholders	$18,330	$14,406	$72,006	$39,812

Weighted average common shares:
Basic	54,318	40,381	53,146	38,580
Diluted	54,318	40,381	53,146	38,581
Net income per common share:
Basic	$0.34	$0.36	$1.35	$1.03
Diluted	$0.34	$0.36	$1.35	$1.03
Dividends declared per common share	$0.29	$0.28	$1.15	$1.09